Exhibit 23

DECLARATION OF MICHAEL J. QUINN 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 VEDDER PRICE (CA), LLP ATTORNEYS AT LAW LOS ANGELES VEDDER PRICE (CA), LLP Michael J. Quinn, Bar No. 198349 mquinn@vedderprice.com Marie E. Christiansen, Bar No. 325352 mchristiansen@vedderprice.com 1925 Century Park East, Suite 1900 Los Angeles, California 90067 T: +1 424 204 7700 F: +1 424 204 7702 Attorneys for the Board Defendants UNITED STATES DISTRICT COURT CENTRAL DISTRICT OF CALIFORNIA WESTERN DIVISION WEIRD SCIENCE LLC and WILLIAM ANDERSON WITTEKIND, derivatively on behalf of RENOVARO BIOSCIENCES, INC.,, Plaintiffs, v. SINDLEV, et al., Defendants. Case No. 2:24-cv-00645-HDV-MRW Hon. Hernan D. Vera DECLARATION OF MICHAEL J. QUINN IN SUPPORT OF REPLY [Filed concurrently with Memorandum of Points and Authorities and Objections to Declaration of Megan A. Maitia] Date: April 25, 2024 Time: 10:00 a.m. Courtroom: 5B

DECLARATION OF MICHAEL J. QUINN 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 VEDDER PRICE (CA), LLP ATTORNEYS AT LAW LOS ANGELES DECLARATION OF MICHAEL J. QUINN I, Michael J. Quinn, hereby declare as follows: 1. I am a shareholder at the law firm of Vedder Price (CA) LLP, counsel for defendants René Sindlev, Mark Dybul, Gregg Alton, James Sapirstein, Jayne McNicol, Henrik Grønfeldt-Sørensen, and Carol L. Brosgart (collectively, the Board Defendants). I am duly licensed to practice law in the State of California and have been admitted to practice before this Court. I make this declaration in support of the Board Defendants Reply in Further Support of Motion for Sanctions Against Plaintiffs and Plaintiffs Counsel. The matters stated in this declaration are true and correct of my own knowledge, and if called as a witness I could and would testify truthfully to the facts stated herein. 2. On January 19, 2024, Megan Maitia, counsel for Plaintiffs, sent an email with the subject line RENB Demand for Corrective Action; Verified Derivative Stockholder Complaint to Rene Sindlev, Mark Dybul, and Renovaros counsel at K&L Gates LLP. The email attached Plaintiffs demand letter and draft derivative complaint. Attached hereto as Exhibit A is a true and correct copy of Ms. Maitias e-mail and attached demand letter. 3. In direct response to Plaintiffs demand letter, the Renovaro Board appointed a Special Committee of independent directors, Leni Boeren and Ruud Hendriks. The Special Committee retained Stradling Yocca Carlson & Rauth LLP as counsel, who has begun an investigation into Plaintiffs demands. I declare under penalty of perjury that the foregoing is true and correct. Executed on April 11, 2024. /s/ Michael J. Quinn Michael J. Quinn

DECLARATION OF MICHAEL J. QUINN 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 VEDDER PRICE (CA), LLP ATTORNEYS AT LAW LOS ANGELES CERTIFICATE OF SERVICE I hereby certify that on April 11, 2024, I caused to be electronically filed a true and correct copy of the foregoing with the Clerk of Court using the CM/ECF system and that all counsel of record will be served via the Notice of Electronic Filing generated by CM/ECF. /s/ Michael J. Quinn . Michael J. Quinn